UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2022

PaxMedica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41475	85-0870387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 South Broadway, Suite 125 Tarrytown, NY	10591
(Address of principal executive offices)	(Zip Code)

(914) 987-2876

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PXMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 3, 2022, PaxMedica, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) elected Charles J. Casamento as a director of the Company, effective October 1, 2022, to serve until the 2023 annual meeting of stockholders of the Company and until his successor is elected and qualified. Mr. Casamento will serve in the class of directors that will be up for re-election at the 2023 annual meeting of stockholders.

Mr. Casamento is an accomplished healthcare industry veteran with over 40 years of extensive experience in marketing, business development and executive management in pharmaceutical, biotechnology and medical products companies. Mr. Casamento has served as the Executive Director and a Principal of the Sage Group, a health care advisory firm specializing in business development transactions, since 2007. Prior to that, Mr. Casamento founded and served as the Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company, from May 1993 through July 2004. He also co-founded Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.), a specialty healthcare solutions company, in March 1989 and most recently served as President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company, from October 2004 through April 2007. Earlier in his career, he held senior positions at Genzyme Corporation, where he served as Senior Vice President and General Manager for Pharmaceuticals from January 1986 through March 1989; American Hospital Supply Corporation, where served as Vice President of Business Development for the Critical Care Division from January 1983 through July 1985; Johnson & Johnson, where he served as Director of New Medical Products and Acquisitions from September 1979 through January 1983; F. Hoffmann-La Roche AG (Roche), where he served as Product Development Director from May 1977 through August 1979; and Sandoz International GmbH (Sandoz), where he served in various marketing, finance and business development positions from February 1970 through May 1977. Mr. Casamento currently serves on the boards of directors of Eton Pharmaceuticals, Inc. (Nasdaq: ETON), First Wave Biopharma, Inc. (Nasdaq: FWBI), and Relmada Therapeutics, Inc. (Nasdaq: RLMD), where he is the chairman of the board of directors. At various times during his career he has served on the Boards of Directors of fourteen public companies. He was a director and the vice chairman of the Catholic Medical Mission Board, a large not for profit international healthcare organization. Mr. Casamento received an M.B.A. from Iona College and a B.S. from Fordham University’s College of Pharmacy. From 1969 through 1993, Mr. Casamento was licensed to practice pharmacy in New York and New Jersey.

There is no arrangement or understanding between Mr. Casamento and any other person pursuant to which Mr. Casamento was elected as a director of the Company, and there are no transactions in which Mr. Casamento has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Casamento was elected by the Board to fill a vacancy created by the Board when it increased the size of its Board from five to six directors pursuant to its authority to determine the size of the Board as granted to it under the Company’s Certificate of Incorporation, as amended, and its Amended and Restated Bylaws.

Mr. Casamento will serve on the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”) and will also serve as the Chairman of the Audit Committee. As a non-employee director, Mr. Casamento will receive annual cash compensation of $35,000 for his service on the Board and annual cash compensation of $8,000 for his service on the Compensation and Nominating Committees. Mr. Casamento will receive annual cash compensation of $15,000 for his service as the Chairman of the Audit Committee. Mr. Casamento is also expected to receive 51,583 restricted stock units (“RSUs”). The RSU’s will be subject to time-based vesting with one-third of the RSUs vesting on the one-year anniversary of Mr. Casamento’s service on the Board, followed by 8.3325% of the remaining RSUs vesting on a quarterly basis thereafter, subject to his continuous service to the Company as of such vesting dates.

A copy of the Company’s press release announcing the election of Mr. Casamento is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 3, 2022, issued by PaxMedica, Inc.
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PaxMedica, Inc.

By:	/s/ Howard J. Weisman
Name:	Howard J. Weisman
Title:	Chief Executive Officer

Date: October 3, 2022